Exhibit 99.2(k)(1)

TRANSFER AGENCY AGREEMENT

This transfer agency agreement (this “Agreement”), effective as of July 1, 2024 is made by MA Specialty Credit Income Fund (the “Fund”) and UMB Fund Services, Inc. (“Transfer Agent” and, together with the Fund, the “Parties”).

WHEREAS, the Fund is a closed-end interval fund registered under the Investment Company Act of 1940 (the “1940 Act”) and authorized to issue Shares (as defined below); and

WHEREAS, the Parties desire to enter into an agreement pursuant to which Transfer Agent shall provide the transfer agency and dividend disbursement services described on Schedule A (the “Services”).

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.            Definitions In addition to any terms defined in the body hereof, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear herein:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Authorized Person” means any individual who is authorized to provide Transfer Agent with Instructions on behalf of the Fund, whose name shall be certified to Transfer Agent from time to time pursuant to Section 3(b) of this Agreement. Any officer of the Fund shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and actually received by Transfer Agent) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Transfer Agent the names of the Authorized Persons from time to time.

“Board” means the Board of Trustees of the Fund.

“Business Day” means each day on which the New York Stock Exchange, Inc. is open for trading.

“Commission” means the U.S. Securities and Exchange Commission.

“Custodian” means the financial institution appointed as custodian under the terms and conditions of a custody agreement between the financial institution and the Fund, or its successor.

“Declaration of Trust” means the Declaration of Trust or other similar operational document of the Fund, as the case may be, as the same may be amended from time to time.

“Investment Adviser” means the investment adviser(s) to the Fund and includes all sub-advisers or persons performing similar services.

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“Instructions” means an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by Transfer Agent. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals, or electronic communications.

“Offering Price” means the price per share that the Shares will be offered for sale to the public calculated in accordance with the Fund’s then current Prospectus.

“Prospectus” means the current prospectus and statement of additional information with respect to the Fund (including any applicable amendments and supplements thereto) actually received by Transfer Agent from the Fund with respect to which the Fund has indicated a Registration Statement has become effective under the 1933 Act and the 1940 Act.

“Registration Statement” means any registration statement on Form N-2 at any time now or hereafter filed with the Commission with respect to any of the Shares and any amendments and supplements thereto which at any time shall have been or will be filed with the Commission.

“Shares” means such shares of beneficial interest, or class thereof, of the Fund as may be issued from time to time.

“Shareholder” means a record owner of Shares of the Fund.

2.            Appointment and Services

(a)            The Fund hereby appoints Transfer Agent as transfer agent and dividend disbursing agent of all Shares and hereby authorizes Transfer Agent to provide Services during the term hereof and on the terms set forth herein. Subject to the direction and control of the Board and utilizing information provided by the Fund and its current and prior agents and service providers, Transfer Agent will provide the Services in accordance with the terms hereof. Notwithstanding anything herein to the contrary, Transfer Agent shall not be required to provide any Services or information that it believes, in its sole discretion, to represent dishonest, unethical, or illegal activity. In no event shall Transfer Agent provide any investment advice or recommendations to any party in connection with the Services.

(b)            In connection with providing the Services, the Fund hereby authorizes Transfer Agent, acting as agent for the Fund to: (i) establish in the name of (and to maintain on behalf of) the Fund, on the usual terms and conditions prevalent in the industry, one or more deposit accounts at a nationally or regionally known banking institution (a “Bank”) into which Transfer Agent shall deposit the Fund’s funds that Transfer Agent receives for payment of dividends, distributions, purchases of Fund interests, redemptions of Fund interests, commissions, corporate re-organizations (including recapitalizations or liquidations), or any other disbursements made by Transfer Agent on behalf of the Fund; and (ii) move money to either the Fund or custodian cash positions per securityholder instructions, to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes of providing the Services, and any other banking relationships, arrangements, and agreements with such Bank as are necessary or appropriate to fulfill Transfer Agent’s obligations hereunder.

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(c)            Transfer Agent may from time to time, in its discretion and at its own expense, appoint one or more other parties to carry out some or all of its duties hereunder, provided that Transfer Agent shall remain responsible to the Fund for all such delegated responsibilities in accordance with the terms and conditions hereof, in the same manner and to the same extent as if Transfer Agent were providing such Services itself.

(d)            Transfer Agent’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Transfer Agent hereunder. The Services do not include correcting, verifying, or addressing any prior actions or inactions of the Fund or by any other current or prior agent or service provider. To the extent that Transfer Agent agrees to take such actions, those actions shall be deemed part of the Services.

(e)            Transfer Agent shall not be responsible for the payment of any original issue or other taxes required to be paid by the Fund in connection with the issuance of any Shares in accordance herewith.

(f)            Processing and Procedures

(i)            Transfer Agent agrees to accept purchase orders and repurchase requests with respect to the Shares of the Fund via postal mail, telephone, electronic delivery, or personal delivery on each Business Day in accordance with the Prospectus; provided however that Transfer Agent shall only accept purchase orders from jurisdictions in which the Shares are qualified for sale or as otherwise permitted by the Fund, as indicated from time to time by the Fund or pursuant to an Instruction. Transfer Agent shall, as of the time at which the net asset value (“NAV”) of the Fund is computed on each Business Day, issue to the accounts specified in a purchase order in proper form and accepted by the Fund the appropriate number of full and fractional Shares based on the NAV per Share of the Fund specified in a communication received on such Business Day from or on behalf of the Fund. Transfer Agent shall redeem from accounts any Shares tendered for repurchase in accordance with procedures stated in the Prospectus or pursuant to an Instruction. Transfer Agent shall not be required to issue any Shares after it has received from an Authorized Person or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and Transfer Agent shall be entitled to rely upon such written notification. Payment for Shares shall be in the form of a check, wire transfer, Automated Clearing House transfer (“ACH”), or such other methods to which the Parties shall agree.

(ii)            Upon receipt of a repurchase request and monies paid to it by the Custodian in connection with a repurchase of Shares, Transfer Agent shall (A) cancel the repurchased Shares and (B) make payment in accordance with the Fund’s repurchase and payment procedures described in the Prospectus after making appropriate deduction for any withholding of taxes required of it by applicable federal law.

(iii)            Except as otherwise provided in this paragraph, Transfer Agent will exchange, transfer, or repurchase Shares upon presentation to Transfer Agent of instructions endorsed for exchange, transfer, or repurchase, accompanied by such documents as Transfer Agent deems necessary to evidence the authority of the person making such exchange, transfer, or repurchase. Transfer Agent reserves the right to refuse to exchange, transfer, or repurchase Shares until it is satisfied that the endorsement or instructions are valid and genuine. For that purpose, it will require (unless otherwise instructed by an Authorized Person or except as otherwise provided in this paragraph) a medallion signature guarantee by an “Eligible Guarantor Institution” as that term is defined by Commission in Rule 17Ad-15 of the 1934 Act. Transfer Agent also reserves the right to refuse to exchange, transfer, or repurchase Shares until it is satisfied that the requested exchange, transfer, or repurchase is legally authorized, and it shall incur no liability for refusal, in good faith, to make exchanges, transfers, or repurchases which it (in its judgment) deems improper or unauthorized or until it is satisfied that there is no reasonable basis to any claims adverse to such exchange, transfer, or repurchase. Notwithstanding any provision contained herein to the contrary, Transfer Agent shall not be required or expected to require, as a condition to any exchange, transfer, or repurchase of any Shares pursuant to an electronic data transmission, any documents to evidence the authority of the person requesting the exchange, transfer, or repurchase and/or the payment of any stock transfer taxes. Transfer Agent shall be fully protected in acting in accordance with the applicable provisions of this Section 3(f).

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(iv)            In connection with each purchase and each repurchase of Shares, Transfer Agent shall send such statements as are prescribed by the federal securities laws applicable to transfer agents or as described in the Prospectus. It is understood that certificates for Shares have not been and will not be offered by the Fund or made available to Shareholders.

(v)            The Parties shall establish procedures for effecting purchase, repurchase, exchange, or transfer transactions accepted from Shareholders by telephone or other methods consistent with the terms of the Prospectus. Transfer Agent may establish such additional procedures, rules, and requirements governing the purchase, repurchase, exchange, or transfer of Shares as it may deem advisable and consistent with the Prospectus and industry practice. Transfer Agent shall not be liable (and shall be held harmless by the Fund) for its actions or omissions which are consistent with the forgoing procedures.

(g)            Dividends and Distributions

(i)            When a dividend or distribution has been declared, the Fund shall give or cause to be given to Transfer Agent a copy of a resolution of the Board that either:

(A)            sets forth the date of the declaration of such dividend or distribution; the date of accrual or payment (as the case may be) thereof; the record date as of which Shareholders entitled to payment or accrual (as the case may be) shall be determined; the amount per Share of such dividend or distribution; the payment date on which all previously accrued and unpaid dividends are to be paid; and the total amount (if any) payable to Transfer Agent on such payment date; or

(B)            authorizes the declaration of dividends and distributions on a daily or other periodic basis and further authorizes Transfer Agent to rely on a certificate of an Authorized Person setting forth the information described in subparagraph (A) above.

(ii)            In connection with a reinvestment of a dividend or distribution of Shares of the Fund, Transfer Agent shall (as of each Business Day), as specified in a certificate or resolution described in subparagraph (i), issue Shares based on the NAV per Share specified in a communication received from or on behalf of the Fund on such Business Day.

(iii)            Upon the mail date specified in such certificate or resolution (as the case may be) the Fund shall, in the case of a cash dividend or distribution, cause the Custodian to deposit in an account in the name of Transfer Agent on behalf of the Fund, an amount of cash sufficient for Transfer Agent to make the payment, as of the mail date specified in such certificate or resolution (as the case may be) to the Shareholders who were of record on the record date. Upon receipt of any such cash, Transfer Agent will make payment of such cash dividends or distributions to the Shareholders as of the record date. Transfer Agent shall not be liable for any improper payments made in accordance with a certificate or resolution described in the preceding paragraph. If Transfer Agent does not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all Shareholders of the Fund as of the record date, Transfer Agent shall (upon notifying the Fund) withhold payment to such Shareholders until sufficient cash is provided to Transfer Agent.

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(iv)            In its capacity as transfer agent and dividend disbursing agent, Transfer Agent shall not be responsible for the determination of the rate or form of dividends or capital gain distributions due to the Shareholders pursuant to the terms hereof. Transfer Agent shall file with the Internal Revenue Service and Shareholders such appropriate federal tax forms concerning the payment of dividend and capital gain distributions. Transfer Agent shall not be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent required by applicable federal law.

(h)            Records

(i)            Transfer Agent shall keep those records specified in Schedule C in the form and manner (and for such period) as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities (in particular Rules 31a-2 and 31a-3 under the 1940 Act). Transfer Agent shall destroy records only at the direction of the Fund, and any such destruction shall comply with the provisions of Section 248.30(b) of Regulation S-P (17 CFR 248.1-248.30). Transfer Agent may (at its discretion) deliver to the Fund, for safekeeping or disposition by Transfer Agent in accordance with law, such records, papers, and documents accumulated in the execution of its duties as transfer agent, as it may deem expedient, other than those which it is required to maintain pursuant to applicable laws and regulations. The Fund shall assume all responsibility for any failure thereafter to produce any record, paper, or other document so returned, if and when required. To the extent required by Section 31 of the 1940 Act and the rules and regulations thereunder, the records specified in Schedule C maintained by Transfer Agent (which have not been previously delivered to the Fund pursuant to the foregoing provisions of this paragraph) shall be considered to be the property of the Fund and shall be made available upon request for inspection by the trustees, officers, employees, and auditors of the Fund. Notwithstanding anything contained herein to the contrary, Transfer Agent shall be permitted to maintain copies of any such records, papers, and documents to the extent necessary to comply with the recordkeeping requirements of federal and state securities laws, tax laws, and other applicable laws. Any such records, papers and documents maintained by the Transfer Agent shall be subject to Section 5(a) hereof except such records, papers and documents which have become known to the public through no wrongful act of Transfer Agent or any of its employees, agents, or representatives.

(i)            Anti-Money Laundering (“AML”) Services

(i)            Background. In order to assist its transfer agency clients with their AML responsibilities under the USA PATRIOT Act of 2001, the Bank Secrecy Act of 1970, the customer identification program rules jointly adopted by the Commission and the U.S. Treasury Department, and other applicable regulations adopted thereunder (the “AML Laws”), Transfer Agent offers various tools designed to: (A) aid in the detection and reporting of potential money laundering activity by monitoring certain aspects of Shareholder activity; and (B) assist in the verification of persons opening accounts with the Fund and determine whether such persons appear on any list of known or suspected terrorists or terrorist organizations (“AML Monitoring Activities”). In connection with the AML Monitoring Activities, Transfer Agent may encounter Shareholder activity that would require it to file a Suspicious Activity Report (“SAR”) with the Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”), as required by 31 CFR 103.15(a)(2) (“Suspicious Activity”). After review, the Fund has selected various procedures and tools offered by Transfer Agent to comply with its AML and customer identification program obligations under the AML Laws (the “AML Procedures”), desires to implement the AML Procedures as part of its overall AML program, and (subject to the terms of the AML Laws) delegate to Transfer Agent the day-to-day operation of the AML Procedures on behalf of the Fund.

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(ii)            Delegation. The Fund acknowledges that it has had an opportunity to review, consider, and select the AML Procedures. The Fund has determined that the AML Procedures, as part of the Fund’s overall AML program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the AML Laws. Based on this determination, the Fund hereby instructs and directs Transfer Agent to implement the AML Procedures on its behalf, as such may be amended or revised from time to time. The customer identification verification component of the AML Procedures applies only to Shareholders who are residents of the United States. The Fund hereby also delegates to Transfer Agent the authority to report Suspicious Activity to FinCEN.

(iii)            SAR Filing Procedures

(A)            When Transfer Agent observes any Suspicious Activity, it shall prepare a draft of a SAR on Form SAR-SF and send a copy to the Fund’s AML officer for review. Transfer Agent shall complete each SAR in accordance with the procedures set forth in 31 CFR §103.15(a)(3), with the intent to satisfy the reporting obligation of both Parties. Accordingly, the SAR shall include the name of both Parties, and shall include the words, “joint filing” in the narrative section.

(B)            The Fund’s AML officer shall review the SAR and provide comments (if any) to Transfer Agent within a time frame sufficient to permit Transfer Agent to file the SAR in accordance with the deadline set forth in 31 CFR §103.15(b)(3). Upon receipt of final approval from the Fund’s AML officer, Transfer Agent (or its affiliate) shall file the SAR in accordance with the procedures set forth in 31 CFR §103.15(b).

(C)            Transfer Agent shall provide to the Fund a copy of each SAR filed, together with supporting documentation. In addition, Transfer Agent shall maintain a copy of the same for a period of at least five (5) years from the date of the SAR filing.

(D)            Nothing in this Agreement shall prevent either Party from making a determination that it has an obligation under the USA PATRIOT Act of 2001 to file a SAR relating to any Suspicious Activity, and from making such filing independent of the other Party.

(iv)            Amendment to Procedures. It is contemplated that the AML Procedures will be amended from time to time by the Parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Fund’s AML responsibilities.

(v)            Reporting. Transfer Agent agrees to provide to the Fund: (i) prompt notification of any transaction or combination of transactions that Transfer Agent believes, based on the AML Procedures, evidence potential money laundering activity in connection with the Fund or any Shareholder; (ii) prompt notification of any true and complete match of a Shareholder(s) to the names included on the Office of Foreign Asset Controls list or any Section 314(a) search list; (iii) any reports received by Transfer Agent from any government agency or applicable industry self-regulatory organization pertaining to Transfer Agent’s AML Monitoring Activities; (iv) any action taken in response to AML violations as described above; and, (v) quarterly reports of its monitoring and verification activities on behalf of the Fund. Transfer Agent shall provide such other reports on the verification activities conducted at the direction of the Fund as may be agreed to from time to time by Transfer Agent and the Fund’s AML officer.

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(vi)            Inspection. The Fund hereby directs, and Transfer Agent agrees to: (1) permit federal regulators access to such information and records maintained by Transfer Agent and relating to Transfer Agent’s implementation of the AML Procedures on behalf of the Fund, as they may request; and (2) permit such federal regulators to inspect Transfer Agent’s implementation of the AML Procedures on behalf of the Fund.

(vii)            Disclosure Obligations Regarding SARs. Neither Party shall disclose any SAR filed or the information included in a SAR to any third-party (other than to its affiliates on a need to know basis and in accordance with applicable law, rule, regulation, and interpretation) that would disclose that a SAR has been filed.

3.            Representations and Deliveries

(a)            The Fund shall deliver or cause the following documents to be delivered to Transfer Agent:

(1)            a copy of the Declaration of Trust and By-laws and all amendments thereto, certified by the Secretary of the Fund;

(2)            copies of the Fund’s Registration Statement, as of the Effective Date, together with any applications filed in connection therewith;

(3)            a certificate signed by the President and Secretary of the Fund specifying the number of authorized Shares and the number of such authorized Shares issued and currently outstanding, if any, the validity of the authorized and outstanding Shares, whether such Shares are fully paid and non-assessable, and the status of the Shares under the 1933 Act and any other applicable federal law or regulation;

(4)            a certified copy of the resolutions of the Board appointing Transfer Agent and authorizing the execution of this Agreement on behalf of the Fund;

(5)            a certificate containing the names of the initial Authorized Persons in a form acceptable to Transfer Agent. Any officer of the Fund shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by Transfer Agent) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Transfer Agent the names of the Authorized Persons from time to time. The certificate required by this paragraph shall be signed by an officer of the Fund and designate the names of the Fund’s initial Authorized Persons;

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(6)            prior written notice of any increase or decrease in the total number of Shares authorized to be issued, or the issuance of any additional Shares pursuant to stock dividends, stock splits, recapitalizations, capital adjustments, or similar transactions, and to deliver to Transfer Agent such documents, certificates, reports, and legal opinions as it may reasonably request; and

(7)            all other documents, records, and information that Transfer Agent may reasonably request in order for Transfer Agent to perform the Services hereunder.

(b)            The Fund represents and warrants to Transfer Agent that:

(1)            it is a statutory trust duly organized and existing under the laws of the State of Delaware; it is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform the Services contemplated in this Agreement;

(2)            any officer of the Fund has the authority to appoint additional Authorized Persons (unless such authority is limited in a writing from the Fund and received by Transfer Agent), to limit or revoke the authority of any previously designated Authorized Person, and to certify to Transfer Agent the names of such Authorized Persons;

(3)            it is duly registered as a closed-end investment company under the 1940 Act;

(4)            a Registration Statement under the 1933 Act will be effective before the Fund will issue Shares in a public offering and will remain effective during such period as the Fund is offering Shares for sale in a public offering;

(5)            appropriate state securities laws filings will be made before Shares are issued in any jurisdiction, and such filings will continue to be made with respect to Shares of the Fund being offered for sale;

(6)            all outstanding Shares are validly issued, fully paid, and non-assessable (and when Shares are hereafter issued in accordance with the terms of the Declaration of Trust and the Fund’s Prospectus, such Shares shall be validly issued, fully paid, and non-assessable); and

(7)            it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all material regulatory approvals necessary to carry on its business as now conducted, and there is no statute, rule, regulation, order, or judgment binding on it and no provision of its Declaration of Trust, By-laws, or any material contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(c)            During the term hereof, the Fund shall have the ongoing obligation to provide Transfer Agent with a copy of its Prospectus as soon as it becomes effective. For purposes of this Agreement, Transfer Agent shall not be deemed to have notice of any information contained in any such Prospectus until a reasonable time after it is actually received by Transfer Agent.

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(d)            The Board and the Investment Adviser have and retain primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the USA PATRIOT Act of 2001, the Sarbanes-Oxley Act of 2002, and the policies and limitations of the Fund as set forth in the Prospectus. Transfer Agent’s Services hereunder shall not relieve the Board and the Investment Adviser of their primary day-to-day responsibility for assuring such compliance. Notwithstanding the foregoing, Transfer Agent will be responsible for its own compliance with such statutes insofar as such statutes are applicable to the Services and will promptly notify the Fund if it becomes aware of any material non-compliance which relates to the Fund. Transfer Agent shall provide the Fund with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance and procedures.

(e)            The Fund shall take or cause to be taken all requisite steps to qualify the Shares for sale in all states in which the Shares shall at the time be offered for sale and require qualification. If the Fund receives notice of any stop order or other proceeding in any such state affecting such qualification or the sale of Shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Shares, the Fund will give prompt notice thereof to Transfer Agent.

(f)            The Fund shall advise Transfer Agent in writing at least thirty (30) days prior to affecting any change in any Prospectus which would increase or alter the duties and obligations of Transfer Agent hereunder and shall proceed with such change only if it shall have received the written consent of Transfer Agent thereto, which consent shall not be unreasonably withheld.

(g)            Fund Instructions

(i)            The Fund shall cause the Fund’s officers, trustees, Investment Adviser, legal counsel, independent accountants, administrator, fund accountant, Custodian, and other service providers and agents (past and present) to cooperate with Transfer Agent and to provide Transfer Agent with such information, documents, and communications as necessary and/or appropriate or as requested by Transfer Agent, in order to enable Transfer Agent to perform the Services. In connection with the performance of the Services, Transfer Agent shall (without investigation or verification) be entitled, and is hereby instructed to, rely upon any and all Instructions, communications, information, or documents provided to Transfer Agent by an Authorized Person or by any of the aforementioned persons. Transfer Agent shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Fund. Transfer Agent shall not be held to have notice of any change of authority of any trustee, officer, agent, representative or employee of the Fund, Investment Adviser, Authorized Person or service provider until receipt of written notice thereof from the Fund.

(ii)            The Fund shall provide Transfer Agent with an updated certificate evidencing the appointment, removal, or change of authority of any Authorized Person. Transfer Agent shall not be held to have notice of any change in the authority of any Authorized Person until receipt of written notice thereof from the Fund.

(iii)            Transfer Agent, its officers, agents, or employees shall accept Instructions given to them by any person representing or acting on behalf of the Fund only if such representative is an Authorized Person. When oral Instructions are given, the Fund shall confirm such Instructions in writing upon the request of Transfer Agent.

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(iv)            At any time, Transfer Agent may request Instructions from the Fund with respect to any matter arising in connection with this Agreement. If such Instructions are not received within a reasonable time, then Transfer Agent may seek advice from legal counsel for the Fund (at the expense of the Fund) or its own legal counsel (at its own expense), and it shall not be liable for any action taken or not taken by it in good faith in accordance with such Instructions or in accordance with advice of counsel.

(h)            Transfer Agent represents and warrants to the Fund that it:

(i)            is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-laws to enter into and perform the Services contemplated in this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform the Services contemplated in this Agreement;

(ii)            is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order, or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of the Services contemplated in this Agreement;

(iii)            shall (A) maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement, including commercially reasonable cybersecurity systems, policies and procedures designed to prevent the unauthorized or inadvertent disclosure of Fund information, and (B) upon the Fund’s reasonable request, provide supplemental information concerning the aspects of its cybersecurity systems, policies and procedures and disaster recovery and business continuity plan that are relevant to the Services; and

(iv)            is duly registered as a transfer agent under Section 17A of the 1934 Act to the extent required.

4.            Fees and Expenses

(a)            As compensation for the performance of the Services, the Fund agrees to pay Transfer Agent the fees set forth on Schedule B hereto. Fees shall be adjusted in accordance with Schedule B or as otherwise agreed to in writing by the parties from time to time. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee. The Parties may amend this Agreement to include fees for any additional services requested by the Fund, enhancements to current Services, or to add Funds. The Fund agrees to pay Transfer Agent’s then current rate for Services added to, or for any enhancements to existing Services set forth on Schedule A after the Effective Date In addition, to the extent that Transfer Agent corrects, verifies, or addresses any prior actions or inactions by the Fund or by any prior agent or service provider, Transfer Agent shall be entitled to additional fees as provided in Schedule B. In the event of any disagreement between this Agreement and Schedule B, the terms of Schedule B shall control.

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(b)            For the purpose of determining fees payable to Transfer Agent, NAV shall be computed in accordance with the Prospectus and resolutions of the Board. The fee for the period from the Effective Date until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should this Agreement be terminated or the Fund be liquidated, merged with, or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c)            Transfer Agent will bear all expenses incurred by it in connection with its performance of the Services, except as otherwise provided herein. Transfer Agent shall not be required to pay or finance any costs or expenses incurred in the operation of the Fund (including, but not limited to, taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and trustees; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, administrators, fund accountants, dividend disbursing and accounting services agents, and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state, and other governmental agencies; preparation, typesetting, printing, proofing, and mailing of Prospectuses, statements of additional information, supplements, notices, forms, and applications and proxy materials for regulatory purposes and for distribution to current Shareholders; preparation, typesetting, printing, proofing and mailing, and other costs of Shareholder reports; expenses in connection with the electronic transmission of documents and information, including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s Shareholders and Trustees; fees and expenses associated with internet, e-mail, and other related activities; and extraordinary expenses. Expenses incurred for distribution of Shares (including the typesetting, printing, proofing, and mailing of Prospectuses for persons who are not Shareholders) will be borne by the Investment Adviser, except for such expenses permitted to be paid under a distribution plan adopted in accordance with applicable laws.

(d)            The Fund shall promptly reimburse Transfer Agent for all out-of-pocket expenses or disbursements incurred by Transfer Agent in connection with the performance of the Services. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule B. If requested by Transfer Agent, out-of-pocket expenses are payable in advance. Payment of postage expenses, if prepayment is reasonably requested, is due at least seven (7) days prior to the anticipated mail date. In the event Transfer Agent reasonably requests advance payment, Transfer Agent shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

(e)            The Fund agrees to pay all amounts due hereunder within thirty (30) days of the receipt of such invoice for such Services (the “Due Date”). Except as provided in Schedule B, Transfer Agent shall bill Service fees monthly and out-of-pocket expenses as incurred (unless prepayment is requested by Transfer Agent). Transfer Agent may (at its option) arrange to have various service providers submit invoices directly to the Fund for payment of reimbursable out-of-pocket expenses.

(f)            The Fund is aware that its failure to remit to Transfer Agent all amounts due on or before the Due Date will cause Transfer Agent to incur costs not contemplated hereby (including, but not limited to carrying, processing and accounting charges). Accordingly, in the event that Transfer Agent does not receive any amounts due hereunder by the Due Date, the Fund agrees to pay a late charge on the overdue amount equal to one and one half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Fund shall pay Transfer Agent’s reasonable attorney’s fees and court costs if any amounts due Transfer Agent in the event that an attorney is engaged to assist in the collection of amounts due. The Parties agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Fund’s late payment. Acceptance of such late charge shall in no event constitute a waiver by Transfer Agent of the Fund’s default or prevent Transfer Agent from exercising any other rights and remedies available to it.

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(g)            In the event that any charges are disputed, the Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify Transfer Agent in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) Business Day after the day on which Transfer Agent provides documentation which an objective observer would agree reasonably supports the disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

(h)            The Fund acknowledges that the fees charged by Transfer Agent hereunder reflect the allocation of risk between the Parties, including the exclusion of remedies and limitations of liability in Sections 2, 3, and 6. Modifying the allocation of risk from what is stated herein would affect the fees that Transfer Agent charges. Accordingly, in consideration of those fees, the Fund agrees to the stated allocation of risk.

5.            Confidential Information

(a)            Transfer Agent agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records relative to the Fund’s Investors, not to use such records and information for any purpose other than performance of the Services, and not to disclose such information except where Transfer Agent may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Fund. In case of any requests or demands for inspection of the records of the Fund, Transfer Agent will endeavor to notify the Manager promptly and to secure instructions from a representative of the Manager as to such inspection, unless prohibited by law from making such notification. Records and information which have become known to the public through no wrongful act of Transfer Agent or any of its employees, agents, or representatives, and information which was already in the possession of Transfer Agent prior to the date hereof, shall not be subject to this Section.

(b)            In connection with Transfer Agent’s provision of the Services, the Fund may have access to and become acquainted with confidential proprietary information of Transfer Agent, including, but not limited to: (i) client identities and relationships, compilations of information, records, and specifications; (ii) data or information that is competitively sensitive material and not generally known by the public; (iii) confidential or proprietary concepts, documentation, reports, or data; (iv) information regarding Transfer Agent’s information security program; and (v) anything designated as confidential (collectively, “Transfer Agent Confidential Information”). Neither the Fund, the Manager, the Investment Adviser, nor any of their officers, employees, or agents shall (directly or indirectly) disclose or use any Transfer Agent Confidential Information in any way (for its own benefit or for the benefit of others), either during the term of this Agreement or at any time thereafter, except as required in the course of performing the duties of each party under this Agreement, and further, except where the Fund may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation. In case of any such requests or demands for Transfer Agent Confidential Information, the applicable party will endeavor to notify the Transfer Agent promptly and to secure instructions from the Transfer Agent as to such inspection, unless prohibited by law from making such notification.

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The term “Transfer Agent Confidential Information” does not include information that (i) becomes or has been generally available to the public other than as a result of disclosure by the Receiving Party; (ii) was available to the Receiving Party on a non-confidential basis prior to its disclosure by the Disclosing Party or any of its affiliates; or (iii) is independently developed by (or becomes available to) the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its affiliates. The Fund represents and warrants that it shall take and maintain adequate physical, electronic, and procedural safeguards in connection with any use, storage, transmission, duplication, or other process involving or derived from Transfer Agent Confidential Information, whether such storage, transmission, duplication, or other process is by physical or electronic medium (including use of the Internet).

(c)            The provisions of this Section 5 will survive termination of this Agreement and will inure to the benefit of the Parties and their successors and assigns.

6.            Limitation of Liability. In addition to the limitations of liability contained in Sections 2 and 3 of this Agreement:

(a)            Transfer Agent shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from Transfer Agent’s willful misfeasance, bad faith, or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder. Furthermore, Transfer Agent shall not be liable for: (1) any action taken or omitted to be taken in accordance with or in reliance upon Instructions, communications, data, documents, or information (without investigation or verification) received by Transfer Agent from an officer or Authorized Person of the Fund; or, (2) any action taken, or omission by the Fund, Investment Adviser, any Authorized Person, or any past or current service provider (not including Transfer Agent).

(b)            Notwithstanding anything herein to the contrary, Transfer Agent (i) will be excused from its obligation to perform any Service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and (ii) shall not be liable for any default, damage, loss of data or documents, errors, delay, or any other loss whatsoever caused thereby. However, Transfer Agent shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its reasonable control.

(c)            In no event and under no circumstances shall the Indemnified Parties (as defined below) be liable to anyone (including, without limitation, the other Party) under any theory of tort, contract, strict liability, or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect, or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

(d)            Notwithstanding any other provision of this Agreement, Transfer Agent shall have no duty or obligation under this Agreement to inquire into and shall not be liable for:

(i)            the legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Fund, as the case may be, to request such sale or issuance;

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(ii)            the legality of a transfer, exchange, purchase, or repurchase of any Shares, the propriety of the amount to be paid therefor, or the authority of the Fund, as the case may be, to request such transfer, exchange, or repurchase;

(iii)            the legality of the declaration of any dividend by the Fund, or the legality of the issue of any Shares in payment of any stock dividend;

(iv)            the legality of any recapitalization or readjustment of Shares;

(v)            its acting upon telephone or electronic instructions relating to the purchase, transfer, exchange, or repurchase of Shares it receives in accordance with procedures established in writing by the Parties; or

(vi)            the offer or sale of Shares in violation of any (A) requirement under the securities laws or regulations of any jurisdiction that such Shares be qualified for sale in such state or (B) stop order or determination or ruling by any state with respect to the offer or sale of such Shares in such state.

(e)            In effecting transfers and repurchases of Shares, Transfer Agent may rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers (or such other statutes which protect it and the Fund in not requiring complete fiduciary documentation) and shall not be responsible for any act done or omitted by it in good faith in reliance upon such laws. Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, Transfer Agent shall be fully protected by the Fund in not requiring any instruments, documents, assurances, endorsements, or guarantees (including, without limitation, any Medallion signature guarantees) in connection with a repurchase, exchange, or transfer of Shares whenever Transfer Agent reasonably believes that requiring the same would be inconsistent with the transfer, exchange, and repurchase procedures described in the Prospectus.

(f)            The obligations of the Parties under Section 6 shall indefinitely survive the termination of this Agreement.

7.            Indemnification

(a)            The Fund agrees to indemnify and hold harmless Transfer Agent, its employees, agents, officers, directors, shareholders, affiliates, and nominees (collectively, “Transfer Agent Indemnified Parties”) from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees, and other expenses of every nature and character (“Losses”) which may be asserted against or incurred by any Transfer Agent Indemnified Party or for which any Transfer Agent Indemnified Party may be held liable (a “Claim”), arising out of or in any way relating to any of the following:

(i)            any action or omission of Transfer Agent, except to the extent a Claim resulted from Transfer Agent’s willful misfeasance, bad faith, gross negligence in the performance of its duties, or from reckless disregard by it of its obligations and duties hereunder;

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(ii)            Transfer Agent’s reasonable reliance on, implementation of, or use of Instructions, communications, data, documents, or information (without investigation or verification) received by Transfer Agent from any Authorized Person;

(iii)           any action or omission of the Fund, Investment Adviser, any Authorized Person, or any past or current service provider (not including Transfer Agent);

(iv)           the Fund’s refusal or failure to comply with the terms of this Agreement, or any Claim that arises out of the Fund’s gross negligence, misconduct, or breach of any representation or warranty of the Fund made herein;

(v)            the legality of the issue or sale of any Shares, the sufficiency of the amount received therefore, or the authority of the Fund, as the case may be, to have requested such sale or issuance;

(vi)           the legality of the declaration of any dividend by the Fund or the legality of the issue of any Shares in payment of any stock dividend;

(vii)          the legality of any recapitalization or readjustment of Shares;

(viii)         Transfer Agent’s acting upon telephone or electronic instructions relating to the purchase, transfer, exchange, or repurchase of Shares received by Transfer Agent in accordance with written procedures established by the Parties;

(ix)            the acceptance, processing, and/or negotiation of a fraudulent payment for the purchase of Shares, unless the result of Transfer Agent’s or its affiliates’ willful misfeasance, bad faith, or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder. In the absence of a finding to the contrary, the acceptance, processing, and/or negotiation of a fraudulent payment for the purchase, repurchase, transfer, or exchange of Shares shall be presumed not to have been the result of Transfer Agent’s or its affiliates’ willful misfeasance, bad faith, or gross negligence; and

(x)            the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any state or other jurisdiction that such Shares be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Shares in such state.

(b)            Transfer Agent agrees to indemnify and hold harmless the Fund, its employees, officers, and Board (collectively, the “Fund Indemnified Parties” and together with the Transfer Agent Indemnified Parties, the “Indemnified Parties”) from and against any and all Claims against the Fund Indemnified Parties arising out of or in any way relating to Transfer Agent’s willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement except, in each case, to the extent a Claim resulted from the Fund’s bad faith, negligence or willful misconduct or breach of any representation or warranty of the Fund made herein.

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(c)            Promptly after receipt by a party of notice of the commencement of an investigation, action, claim, or proceeding, the receiving party shall (if a claim for indemnification in respect thereof is made under this section) notify the indemnifying party in writing of the commencement thereof, although the failure to do so shall not prevent recovery by the Indemnified Party. The indemnifying party shall be entitled to participate at its own expense in the defense or (if it so elects) to assume the defense of any suit brought to enforce any such Loss. However, if the indemnifying party elects to assume the defense, such defense shall be conducted by counsel chosen by the indemnifying party and approved by the Indemnified Party (which approval shall not be unreasonably withheld). In the event the indemnifying party elects to assume the defense of any such suit and retain such counsel and notifies the Indemnified Party of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of the indemnifying party's election. If the indemnifying party does not elect to assume the defense of any such suit, or in case the Indemnified Party does not (in the exercise of reasonable judgment) approve of counsel chosen by the indemnifying party, or in case there is a conflict of interest between the indemnifying party and the Indemnified Party, the indemnifying party will reimburse the Indemnified Party or Parties named as defendant or defendants in such suit for the reasonable fees and expenses of any counsel retained by them. The indemnification agreement contained in this Section 7 and the representations and warranties in this Agreement shall (i) remain operative and in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party and (ii) survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to the benefit of each Indemnified Party and their estates and successors. The Fund agrees to promptly notify Transfer Agent of the commencement of any litigation or proceedings against the Fund or any of its officers or directors in connection with the issue and sale of any of the Shares.

(c)            The obligations of the Parties under this Section 7 shall indefinitely survive the termination of this Agreement.

8.            Term

(a)            Unless terminated sooner as provided herein, this Agreement shall continue in effect with respect to the Fund for a five-year period beginning on the Effective Date (the “Initial Term”). Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect as to the Fund for successive two-year periods (each a “Renewal Term”). A “Term” means the Initial Term or any Renewal Term.

(b)            In the event this Agreement is terminated by the Fund prior to the end of a Term, the Fund shall be obligated to pay Transfer Agent the remaining balance of the fees payable to Transfer Agent hereunder through the end of such Term. For the avoidance of doubt, no payment will be required in the event of (a) a merger of the Fund into, or the consolidation of the Fund with, another entity, or (b) the sale by the Fund of all, or substantially all, of the Fund’s assets to another entity, in each of (a) and (b) where the Transfer Agent is retained to continue providing services to the Fund (or its respective successor) on substantially the same terms as this Agreement. Notwithstanding the foregoing, either Party may terminate this Agreement at the end of a Term (the “Termination Date”) by giving the other Party a written notice not less than ninety (90) days prior to the end of the respective Term. Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation, merger, or acquisition of the Fund, Transfer Agent shall deliver the records of the Fund to the Fund or its successor service provider at the expense of the Fund in a form that is consistent with Transfer Agent’s applicable license agreements. The Fund or its designee shall thereafter be solely responsible for preserving the records for the periods required by all applicable laws, rules, and regulations. The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, including all reasonable trailing expenses incurred by Transfer Agent. In addition, in the event of termination of this Agreement (or the proposed liquidation, merger, or acquisition of the Fund) and Transfer Agent’s agreement to provide additional Services in connection therewith, Transfer Agent shall provide such Services and be entitled to such compensation as the Parties may mutually agree. Transfer Agent shall not reduce the level of service provided to the Fund prior to termination following notice of termination by the Fund.

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(c)            Any notice given by the Fund pursuant to subparagraph (b) shall be accompanied by a copy of a resolution of the Board (certified by the Secretary or an Assistant Secretary) electing to terminate this Agreement and designating the successor transfer agent or transfer agents. In the event such notice is given by Transfer Agent, the Fund shall deliver a copy of a resolution of its Board (certified by the Secretary or an Assistant Secretary) to Transfer Agent designating a successor transfer agent or transfer agents on or before the Termination Date. In the absence of such designation by the Fund, the Fund shall be deemed to be its own transfer agent as of the Termination Date, and Transfer Agent shall thereby be relieved of all duties and responsibilities pursuant to this Agreement.

9.            Miscellaneous

(a)            Any notice required or permitted to be given by either Party to the other hereunder shall be in writing and deemed to have been given when received by the other Party. Such notices shall be sent to the addresses listed below (or to such other location as either Party may from time to time designate in writing):

If to Transfer Agent:	UMB Fund Services, Inc.
235 West Galena Street
Milwaukee, Wisconsin 53212
Attention: Legal Department

If to the Fund:	MA Specialty Credit Income Fund
3 West Main Street, Suite 301
Irvington, NY, 10533
Attention: Paul Grady

(b)            Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by both Parties.

(c)            This Agreement shall be governed by Delaware law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Delaware or any of the provisions herein conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which is determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the Parties shall in good faith modify or substitute such provision consistent with the original intent of the Parties.

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(d)            This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement, and such counterparts shall together constitute one and the same instrument. The facsimile signature of any Party shall constitute the valid and binding execution hereof by such Party.

(e)            The services of Transfer Agent hereunder are not deemed exclusive. Transfer Agent may render transfer agency and dividend disbursement services and any other services to others, including other investment companies.

(f)            The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(g)            This Agreement is executed by the Fund with respect to the Fund, and the obligations hereunder are not binding upon any of the trustees, officers, or Shareholders individually but are binding only upon the Fund and the assets and property of the Fund. The Declaration of Trust is on file with the State of Delaware.

(h)            This Agreement and the Schedules incorporated hereto constitute the full and complete understanding and agreement of the Parties and supersedes all prior negotiations, understandings, and agreements with respect to transfer agency and dividend disbursement services.

(i)            Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the Parties. Any actions taken or omitted by a Party shall not affect any rights or obligations of the other Party.

(j)            Transfer Agent shall retain all right, title, and interest in any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks, and other related legal rights provided, developed, or utilized by Transfer Agent in connection with the Services.

(k)            This Agreement shall extend to and shall be binding upon the Parties and their respective successors and assigns. This Agreement shall not be assignable by either Party without the written consent of the other Party, provided however that Transfer Agent may (in its sole discretion and upon advance written notice to the Fund) assign all its right, title, and interest in this Agreement to an affiliate, parent, or subsidiary.

(l)            The person signing below represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the party on whose behalf such person is signing.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by a duly authorized officer.

MA Specialty Credit Income Fund		UMB Fund Services, Inc.

By:	/s/ Paul Grady	By:	/s/ Maureen Quill
Name:	Paul Grady	Name:	Maureen Quill
Title:	Principal Financial Officer	Title:	Executive Vice President
Date:	June 25, 2024	Date:	June 25, 2024

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Schedule A

to the

Transfer Agency Agreement

by and between

MA Specialty Credit Income Fund

and

UMB Fund Services, Inc.

SERVICES

In addition to, or in connection with, the Services set forth in Section 2 of the Agreement and subject to the direction of, and utilizing information provided by, the Fund, Investment Adviser, and the Fund’s agents, Transfer Agent will provide the following Services:

Transfer Agency/Investor Servicing

1.	Process Investor Subscriptions

a.	Monitor and receive subscription documents from investors.

b.	Review subscription documents for completeness.

c.	Obtain investor demographic information.

d.	Receive subscription money and match to subscription document.

e.	Maintain, monitor, and reconcile DDA and escrow accounts.

f.	Obtain appropriate approvals and transfer money to the trading account.

g.	Provide good-order, pending wire, pending sub-docs reports.

2.	Process Investor Redemptions

a.	Monitor and receive redemption request.

b.	Calculate redemption fee as appropriate.

c.	Monitor tender cap and apply if applicable.

d.	Calculate holdback percentage as appropriate.

e.	Receive money from the trading account.

f.	Obtain approvals and distribute money as appropriate.

g.	Retain holdback according to Fund documents and distribute as appropriate.

h.	Provide redemption and holdback reports.

3.	Generate investor statements and confirmations.

4.	Receive and respond to investor inquiries by telephone, mail, or email.

5.	File IRS Forms 1099, 5498, 1042, 1042-S, and 945 with shareholders and/or the IRS.

USA PATRIOT Act (AML)

1.	Conduct AML screening for new domestic investors, which shall include initial comparison of investor information against Identity Chek, OFAC and other watch lists; provide Fund with any exceptions. Systematically compare updates against investor name for each update of the OFAC list.

2.	File Suspicious Activity Reports, if any, with the appropriate reporting authorities.

3.	Provide AML certification report upon request.

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FATCA

Onboarding of Foreign Investors

1.	Review account opening documents, including tax certifications Form W-9 and original W-8, for FATCA-specified U.S. indicia.

2.	Remediate missing or invalid tax certifications.

3.	Set the current account up to include Tax Equity and Fiscal Responsibility Act of 1982 (TEFRA) for FATCA/non-resident alien (“NRA”) withholding as applicable.

4.	Transmit copy of new account documents for NRA and Foreign entities to the Fund to complete its AML/W-8 comparison.

Support and Maintenance of Existing Foreign Investor Accounts

1.	Act as Withholding Agent:

a.	Maintain constructive receipt of the tax certifications original IRS Form W-8 and relevant documentary evidence for audit and compliance reviews.

b.	Ongoing review of FATCA Global Intermediary Identification Number (GIIN) against list of Foreign Financial Institutions (FFIs) on the IRS web site.

c.	Complete FATCA/NRA and back up withholding deposits to the IRS by the required due date.

d.	Complete and file Tax Forms 1042 and 945.

2.	Monitor and remediate for “Change of Circumstance” and/or expiration of Form W-8 certification:

a.	Notify and solicit the investor for a new and compliant Form W-8 as required.

b.	Notify the Fund of change of circumstance to complete its AML comparison review.

3.	Provide the Fund with reports and other documentation as requested.

Electronic Subscription Document Services

Implement a process for the Fund’s investors and potential investors to electronically complete and submit subscription documents for investments in interests of the Fund.

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Schedule C

to the

Transfer Agency Agreement

by and between

MA Specialty Credit Income Fund

and

UMB Fund Services, Inc.

RECORDS MAINTAINED BY TRANSFER AGENT

▪	Account applications

▪	Checks including check registers, reconciliation records, any adjustment records and tax withholding documentation

▪	Indemnity bonds for replacement of lost or missing checks

▪	Liquidation, repurchase, withdrawal, and transfer requests including signature guarantees and any supporting documentation

▪	Shareholder correspondence

▪	Shareholder transaction records

▪	Share transaction history of the Fund

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